Exhibit 10.4

David F Levy Bonus Plan

FUNDRAISING AND MERGER, ACQUISITION AND DIVESTITURE SERVICES FEES

In the event ITALK is involved in any fundraising activities or merger, acquisition and/or divestitures, David Levy shall receive the following bonus in each such instance, payable in cash or shares at the discretion of Mr. Levy:

FUNDRAISING FEES:

i) a Bonus Fee equal to two Percent (2%) of any non-securitized non-subordinated debt (non-subordinated debt is defined as working capital financing, asset based financing, accounts receivable, inventory, equipment, or other fixed asset financing, or a lease financing);

ii) a Bonus Fee equal to four percent (4%) of any non-securitized subordinated (subordinated debt is defined as non-inventory and non-accounts receivables based financing but excluding any financing with an equity bonus to the lender); and,

iii) a Bonus Fee equal to five percent (5%) of equity or quasi-equity financing.

MERGER, ACQUISITION AND DIVESTITURE SERVICES FEES:

In the event a merger, acquisition, divestiture and/or Business Combination (as defined below), is consummated in whole or part during the Term by ITALK (a “Transaction”), the Company shall compensate David Levy as follows in addition to any compensation above.

 In the event of a sale or merger of the Company’s business and/or assets and/or its affiliates, including a subsidiary of the Company’s business and/or assets, or in the event of the sale of significant assets of the Company and/or its affiliates or any other business combination transaction including the purchase of a business, (each, a “Business Combination”), the Company shall pay David Levy a Bonus Fee upon closing of each such transaction, equal to 5% of the Consideration (the “Transaction Fee”). For purposes of this Agreement, “Consideration” shall mean the value of all cash, securities and other property or other assets paid, payable or received, including debt, liabilities and obligations which are assumed, in connection with any transaction, including, without limitation: (i) any distributions made to the Company or its shareholders in anticipation of any closing;  (ii)  any employment or other contract enhancements or non-competition payments (other than ordinary and customary compensation in connection with bona fide employment agreements);  (iii)  any payments in connection with any separate but related transaction or transactions affecting another business entity or any of its assets or securities (including, but not limited to, the purchase or lease of any real estate or other assets); and (iv)  any indebtedness for monies borrowed, including payables, pension liabilities and guarantees, which are assumed.

In addition, if any part of the Consideration shall be deferred or contingent upon future earnings or other events, then Mr. Levy shall be entitled to a fee, payable in cash, on such additional Consideration, and the term Consideration shall include such additional compensation which shall be payable on the same basis of the payment when made by the payor. The fee for such Consideration paid or received in the future shall be payable when such Consideration is paid and shall be calculated using the formula set forth in this Section by adding this additional Consideration to all other Consideration previously paid.

All fundraising and merger, acquisition and divestiture services fees, unless other denoted herein or agree to in writing by the Parties to this agreement, are due to Mr. Levy and shall be paid out of the closing proceeds that apply to each transaction involved.

MARKET CAPITALIZATION BONUS

There shall be an annual bonus paid to Mr. Levy equal to ½ of 1% of the Company’s Market Capitalization, computed as the closing price of the Company’s common shares as quoted on a public US exchange on the last trading day of the calendar year. In addition, there shall be an annual bonus paid to Mr. Levy equal to 1% of the increase in the Company’s Market Capitalization, computed as the closing price of the Company’s common shares as quoted on a public US exchange on the last trading day of the calendar year, over the Market Capitalization as computed in the previous year (example: comparing 12/30/12 to 12/30/13 closing prices, showed a $10,000,000 change, Mr. Levy would receive a $100,000 Bonus Fee.